UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Guaranty Fed Bancshares (GFED)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

40108P101
(CUSIP Number)

12/31/2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No . 40108P101	Page 2 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	38,127 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	38,127 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		38,127 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.88%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 38,127 shares of common stock.

CUSIP No . 40108P101	Page 3 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	300,715 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	54,938 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		300,715 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		6.91%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 38,127 shares of common stock held by Financial Opportunity Fund, of which FJ Capital Management LLC is the managing member, 243,686 shares held by Bridge Equities III LLC, 419 shares held by Bridge Equities VIII LLC, 627 shares held by Bridge Equities IX LLC, and 1,045 shares held by Bridge Equities X LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 16,811 shares of common stock held by other managed accounts that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

(2)	Consists of 38,127 shares of common stock held by Financial Opportunity Fund, of which FJ Capital Management LLC is the managing member, and 16,811 shares owned by various other managed accounts that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

CUSIP No . 40108P101	Page 4 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	300,715 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	54,938 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		300,715 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		6.91%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 38,127 shares of common stock held by Financial Opportunity Fund, of which FJ Capital Management LLC is the managing member, 243,686 shares held by Bridge Equities III LLC, 419 shares held by Bridge Equities VIII LLC, 627 shares held by Bridge Equities IX LLC, and 1,045 shares held by Bridge Equities X LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 16,811 shares of common stock held by various other managed accounts that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

(2)	Consists of 38,127 shares of common stock held by Financial Opportunity Fund, of which FJ Capital Management LLC is the managing member, and 16,811 shares owned by various other managed accounts that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

CUSIP No . 40108P101	Page 5 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	243,686 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	243,686 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		243,686 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.60%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 243,686 shares of common stock.

CUSIP No . 40108P101	Page 6 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	419 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	419 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		419 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.01%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 419 shares of common stock.

CUSIP No . 40108P101	Page 7 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	627 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	627 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		627 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.01%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 627 shares of common stock.

CUSIP No . 40108P101	Page 8 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,045(1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	1,045(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,045(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.02%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 1,045 shares of common stock.

CUSIP No . 40108P101	Page 9 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	245,777 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	245,777 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		245,777 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.65%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 243,686 shares held by Bridge Equities III LLC, 419 shares held by Bridge Equities VIII LLC, 627 shares held by Bridge Equities IX LLC, and 1,045 shares held by Bridge Equities X LLC, of which SunBridge Manager, LLC is the Managing Member.

CUSIP No . 40108P101	Page 10 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	245,777 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	245,777 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		245,777 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.65%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 243,686 shares held by Bridge Equities III LLC, 419 shares held by Bridge Equities VIII LLC, 627 shares held by Bridge Equities IX LLC, and 1,045 shares held by Bridge Equities X LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC.

CUSIP No . 40108P101	Page 11 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	245,777 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	245,777 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		245,777 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.65%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 243,686 shares held by Bridge Equities III LLC, 419 shares held by Bridge Equities VIII LLC, 627 shares held by Bridge Equities IX LLC, and 1,045 shares held by Bridge Equities X LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC.

CUSIP No . 40108P101	Page 12 of 20

Item 1(a).	Name of Issuer:

Guaranty Fed Bancshares (GFED)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1341 West Battlefield Road Springfield, MO 65807

Item 2(a).	Name of Person Filing:

FJ Capital Management, LLC

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

1313 Dolley Madison Blvd, Ste 306

McLean, VA 22101

Financial Opportunity Fund

1313 Dolley Madison Blvd., Ste 306
McLean, VA 22101

Martin S. Friedman

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Bridge Equities III LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No . 40108P101	Page 13 of 20

Item 2(c).	Citizenship:

Financial Opportunity Fund, Bridge Equities III LLC, Bridge Equities VIII LLC, Bridge Equities IX LLC, Bridge Equities X LLC, and FJ Capital Management LLC, SunBridge Manager LLC, SunBridge Holdings LLC – Delaware limited liability companies
Martin S. Friedman – United States citizen
Realty Investment Company Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

40108P101

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No . 40108P101	Page 14 of 20

Item 4.	Ownership.

Ownership information is provided as of:

(a)	Amount beneficially owned:

FJ Capital Management LLC – 300,715 shares

Financial Opportunity Fund – 38,127 shares

Bridge Equities III LLC – 243,686 shares

Bridge Equities VIII LLC – 419 shares

Bridge Equities IX LLC – 627 shares

Bridge Equities X LLC – 1,045 shares

Martin S. Friedman – 300,715 shares

SunBridge Manager LLC – 245,777 shares

SunBridge Holdings LLC - 245,777 shares

Realty Investment Company Inc – 245,777 shares

(b)	Percent of class:

FJ Capital Management LLC – 6.91%
Financial Opportunity Fund - 0.88%

Martin S. Friedman – 6.91%

Bridge Equities III LLC – 5.60%

Bridge Equities VIII LLC – 0.01%

Bridge Equities IX LLC – 0.01%

Bridge Equities X LLC – 0.02%

SunBridge Manager LLC – 5.65%

SunBridge Holdings LLC – 5.65%

Realty Investment Company Inc – 5.65%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons – 0

(ii) Shared power to vote or to direct the vote

FJ Capital Management LLC – 300,715 shares

Financial Opportunity Fund – 38,127 shares

Bridge Equities III LLC – 243,686 shares

Bridge Equities VIII LLC – 419 shares

Bridge Equities IX LLC – 627 shares

Bridge Equities X LLC – 1,045 shares

Martin S. Friedman – 300,715 shares

SunBridge Manager LLC – 245,777 shares

SunBridge Holdings LLC - 245,777 shares

Realty Investment Company Inc – 245,777 shares

CUSIP No . 40108P101	Page 15 of 20

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 54,938 shares

Financial Opportunity Fund – 38,127 shares

Bridge Equities III LLC – 243,686 shares

Bridge Equities VIII LLC – 419 shares

Bridge Equities IX LLC – 627 shares

Bridge Equities X LLC – 1,045 shares

Martin S. Friedman – 54,938 shares

SunBridge Manager LLC – 245,777 shares

SunBridge Holdings LLC - 245,777 shares

Realty Investment Company Inc – 245,777 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No . 40108P101	Page 16 of 20

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/4/2016

FINANCIAL OPPORTUNITY FUND LLC
By: FJ Capital Management LLC, its Managing Member

By: /s/ Martin Friedman
Name: Martin S. Friedman
Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By: /s/ Martin Friedman
Name: Martin S. Friedman
Title: Managing Member

/s/ Martin Friedman
MARTIN S. FRIEDMAN

CUSIP No . 40108P101	Page 17 of 20

CUSIP No . 40108P101	Page 18 of 20

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C, 1001)

CUSIP No . 40108P101	Page 19 of 20

Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock Guaranty Fed Bancshares (GFED) shall be filed on behalf of the undersigned.

FINANCIAL OPPORTUNITY FUND LLC
By: FJ Capital Management, LLC

By: /s/ Martin Friedman
Name: Martin S. Friedman
Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By: /s/ Martin Friedman
Name: Martin S. Friedman
Title: Managing Member

/s/ Martin Friedman
MARTIN S. FRIEDMAN

CUSIP No . 40108P101	Page 20 of 20